Exhibit C

EXECUTION VERSION

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

dated as of August 1, 2012,

among

SOUTH ASIA PRIVATE INVESTMENTS

and

THE SHAREHOLDERS LISTED ON EXHIBIT A AND EXHIBIT B

TABLE OF CONTENTS

		Page

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.01	Purchase	1
Section 1.02	Closing	2
Section 1.03	Conditions	2
Section 1.04	Distribution of Shares	7
Section 1.05	Compliance with Indian Law	7

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Section 2.01	Power; Authorization; Enforceability	8
Section 2.02	No Conflicts; No Consents	9
Section 2.03	Title to Shares	9
Section 2.04	Certain Arrangements	9
Section 2.05	Taxes	10
Section 2.06	Brokers and Other Advisors	10

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 3.01	Power; Authorization; Enforceability	10
Section 3.02	No Conflicts; No Consents	11
Section 3.03	Equity and Debt Commitment	11
Section 3.04	Brokers and Other Advisors	12

ARTICLE IV

Section 4.01	Commercially Reasonable Efforts; Notification	12
Section 4.02	Indemnification by the Sellers	14
Section 4.03	Sellers’ Financing	14

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01	Directors	15
Section 5.02	Notice	15
Section 5.03	Interpretation	16
Section 5.04	Public Announcements; Confidentiality	17

Exhibits and Schedules:

Exhibit A	GA Sellers
Exhibit B	OH Sellers
Exhibit C	Form of Distributee Agreement
Exhibit D	Company Capitalization

iii

SHARE PURCHASE AGREEMENT dated as of August 1, 2012 (this “Agreement”), among South Asia Private Investments, a Mauritius private company limited by shares (together with its successors and permitted assigns, the “Buyer”), each of the shareholders of Genpact Limited, an exempted limited company organized under the laws of Bermuda (the “Company”), listed on Exhibit A (the “GA Sellers”) and each of the shareholders of the Company listed on Exhibit B (the “OH Sellers”, and together with the GA Sellers, the “Sellers”, and each a “Seller”) for the purchase and sale of common shares, par value $0.01 per share, of the Company (“Company Common Shares”).

WHEREAS, the Sellers are the beneficial and record owners of the number of Company Common Shares set out in the column headed “Shares Owned” opposite their respective names in Exhibit A and Exhibit B;

WHEREAS, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from each Seller, the Shares (as defined in Section 1.01) upon the terms and subject to the conditions of this Agreement (the “Share Purchase”);

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Buyer are entering into (i) a letter agreement (the “Letter Agreement”), pursuant to which, among other things, the Company will (subject to certain conditions) agree to borrow from third parties unaffiliated with the Company or the Sellers (the “Third-Party Debt”) and declare and pay a special dividend (the “Dividend”) to all holders of the Company Common Shares as of a record date prior to the Closing (as defined in Section 1.02) (the “Record Date”), in an aggregate amount equal to $500,000,000, and (ii) a Shareholder Agreement (the “New Shareholder Agreement”), pursuant to which, among other things, the Company and the Buyer have established certain governance arrangements between the Company and the Buyer, as well as registration rights in favor of the Buyer, to become effective upon the Closing; and

WHEREAS, each Seller on the one hand and the Buyer on the other hand desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase and also to prescribe various conditions to the Share Purchase.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.01 Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to the Buyer, and the Buyer shall purchase, acquire and accept from each Seller, free and clear of all pledges, liens, adverse claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) (other than Liens created by the Buyer) the number of Company Common Shares set out in the column headed “Shares to be Sold” opposite such Seller’s name on Exhibit A or Exhibit B, as applicable (as the same may be adjusted pursuant to the following sentence, the “Shares”), in exchange for a payment in cash equal to $14.76 per share (the “Purchase Price”), without interest, deduction or withholding (but without prejudice to Section 1.05 or Section 4.02). Notwithstanding the foregoing, provided that the Buyer has complied with Section 4.03, if the amount of the Debt Financing actually funded at the Closing (net of any amounts required to be posted as cash collateral in accordance with the terms of the Debt Financing) is less than $300,000,000, the Buyer may reduce the aggregate number of Company Common Shares to be purchased, acquired and accepted pursuant to this Section 1.01 to the number of Company Common Shares as is equal to the quotient of (a) the Equity Commitment plus the amount of the Debt Financing that is actually funded at the Closing (net of any amounts required to be posted as cash collateral in accordance with the terms of the Debt Financing), divided by (b) the Purchase Price, and the aggregate number of Shares to be sold, assigned, transferred, conveyed or delivered by or at the direction of the Sellers pursuant to this Section 1.01 shall be allocated pro rata among the Sellers based on the number of Company Common Shares set out in the column headed “Shares to be Sold” opposite such Seller’s name on Exhibit A or Exhibit B, as applicable.

Section 1.02 Closing. The closing of the Share Purchase (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton and Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019. The Closing shall take place on the third business day following the satisfaction or waiver of each of the conditions set forth in Section 1.03 (other than conditions that by their nature are to be satisfied at the Closing), except that the Sellers and the Buyer shall each have the right by written notice to the other parties to postpone the date of the Closing up to the earlier of three business days prior to the Outside Date and October 31, 2012. The date on which the Closing occurs is referred to as the “Closing Date”. At the Closing, (i) each Seller shall deliver or cause to be delivered to the Buyer all right, title and interest in and to such Seller’s Shares (through delivery by electronic book entry form through the facilities of the Depository Trust Company), together with all documentation reasonably necessary to transfer to the Buyer all right, title and interest in and to such Seller’s Shares and (ii) the Buyer shall pay to each Seller the Purchase Price in respect of such Seller’s Shares in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions previously provided by such Seller to the Buyer. At the request of the Buyer or any Seller, the transfer of such Seller’s Shares shall be effected pursuant to an effective registration statement and/or on the NYSE; provided, that the transfer in such manner does not adversely affect the economic or legal position or risk of the non-requesting party(ies).

Section 1.03 Conditions.

(a) The obligations of each party to consummate the Share Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:

(i) no Judgment issued by any Governmental Entity of competent jurisdiction or Law or other legal prohibition (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Share Purchase shall be in effect; provided that the party seeking to assert this condition shall have used its commercially reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered;

(ii) this Agreement shall not have been terminated in accordance with its terms;

(iii) the waiting period under the HSR Act in respect of the Share Purchase shall have lapsed or been terminated and any other clearances required prior to Closing under Foreign Merger Control Laws shall have been received; and

(iv) the Third-Party Debt shall have been incurred on terms not materially less favorable, taken as a whole, than those contemplated by the Letter Agreement and the Dividend shall have been declared and paid.

(b) The obligations of the Buyer to consummate the Share Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:

(i) the representations and warranties of each Seller set forth in Article II shall be true and correct in all material respects at such time, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date) and except for the representations and warranties set forth in Section 2.03, which shall be true and correct in all respects at such time (except for de minimis deviations);

(ii) each Seller shall have performed in all material respects all obligations to be performed by it as of such time under this Agreement;

(iii) each of the Sellers has obtained (and provided to the Buyer) a valid permanent account number under section 139A of the Indian Income Tax Act, 1961 (the “ITA”) (unless the Buyer and Sellers agree that in view of a Governmental Clarification such numbers are clearly irrelevant);

(iv) except as disclosed in the Filed Company SEC Documents, since December 31, 2011, there shall not have been a Company Material Adverse Effect or a Material Discloseable Transaction;

(v) except as corrected by a subsequent Filed Company SEC Document, the Filed Company SEC Documents shall not contain any untrue statement of fact or omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for statements and/or omissions that, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(vi) the audited consolidated financial statements of the Company for the year ended December 31, 2011, and the unaudited quarterly financial statements of the Company for the quarter ended March 31, 2012 included in the Filed Company SEC Documents have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by the rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments);

(vii) the capital structure of the Company, as at June 30, 2012, is as set forth on Exhibit D (except for de minimis deviations);

(viii) each of Mark F. Dzialga, Douglas M. Kaden, Denis J. Nayden and Gary Reiner (and any other director designated by any Seller) shall have resigned from the board of directors of the Company, effective as of the Closing;

(ix) there shall have been no announcement after the date hereof by a competent governmental authority of a nationalization of all or substantially all of the property of the Company;

(x) the Company or the NYSE shall not have announced after the date hereof a delisting of the Company Common Shares from the NYSE;

(xi) the closing price per share of the Company Common Shares on the NYSE shall not have been less than or equal to $5.50 on any day after the date hereof;

(xii) no suspension of trading specific to the Company Common Shares on the NYSE shall have occurred after the date hereof for more than three trading days;

(xiii) the 30th scheduled trading day (as determined pursuant to either Debt Commitment Letter) prior to the scheduled consummation after the date hereof of a Merger Event shall not have occurred;

(xiv) no Change of Control Transaction shall have occurred after the date hereof; and

(xv) if an event that if consummated or completed would result in a Change of Control Transaction has been announced after the date hereof, the fifth (5th) scheduled trading day (as determined pursuant to either Debt Commitment Letter) prior to the scheduled consummation of a Change of Control Transaction shall not have occurred.

(c) The obligations of each Seller to consummate the Share Purchase and to effectuate the Closing are subject to the satisfaction or waiver of the following conditions at the time of the Closing:

(i) the representations and warranties of the Buyer set forth in Article III shall be true and correct in all material respects at such time, except to the extent any such representation and warranty expressly relates to a specified date (in which case on and as of such specified date); and

(ii) the Buyer shall have performed in all material respects all obligations to be performed by it as of such time under this Agreement.

(d) For purposes of this Agreement:

(i) “Change of Control Transaction” is any event or transaction, or series of related events or transactions, the result of which a “person” or “group” becomes the “beneficial owner” of more than 50% of the Company’s common equity (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (as amended) and the rules promulgated thereunder).

(ii) “Company Material Adverse Effect” means any changes, events, effects or occurrences that, individually or in the aggregate, (i) have, or are reasonably likely to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevent or materially delay the consummation of the Share Purchase and the declaration and payment of the Dividend or the ability of the Company to perform its obligations under this Agreement in any material respect; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, effect or occurrence that results from or arises in connection with (A) general conditions in the industries in which the Company and its subsidiaries operate, (B) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States, India or elsewhere in the world, (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of customers, revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Shares or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of the Share Purchase, the Dividend and the other transactions contemplated by this Agreement, and (H) the identity of, or any facts or circumstances relating to, the Buyer or its affiliates, except, in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

(iii) “Filed Company SEC Documents” means the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the SEC and publicly available prior to the date of this Agreement;

(iv) “Material Discloseable Transaction” means (a) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to any capital stock of the Company (other than the Dividend), (b) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any securities of the Company, other than the issuance of Company Common Stock or other securities pursuant to employee benefit plans, agreements or arrangements disclosed in the Filed Company SEC Documents or otherwise made available to the Buyer prior to the date hereof, (c) any incurrence or other assumption by the Company or any of its Subsidiaries of any indebtedness (other than the Third-Party Debt and indebtedness to refinance any indebtedness outstanding as of the date hereof) in an aggregate amount in excess of $25,000,000 (1) in respect of borrowed money or (2) evidenced by notes, bonds, debentures or other similar instrument, or (d) the entering into of any agreement by the Company or any of its Subsidiaries to do any of the foregoing (except for entering into credit facilities or other agreements that permit but do not require future incurrences of indebtedness);

(v) “Merger Event” means a (i) reclassification or change of the Company Common Shares that results in a transfer of or an irrevocable commitment to transfer all of the Company Common Shares outstanding to another Person, (ii) consolidation, amalgamation, merger or binding share exchange of the Company with or into another Person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of all of the Company Common Shares), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person to purchase or otherwise obtain 100% of the outstanding Company Common Shares that results in a transfer of or an irrevocable commitment to transfer all such Company Common Shares (other than such Company Common Shares owned or controlled by such other Person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Company or its subsidiaries with or into another entity in which the Company is continuing entity and which does not result in a reclassification or change of all the Company Common Shares outstanding but results in the outstanding Company Common Shares (other than Company Common Shares owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding Company Common Shares immediately following such event; and

(vi) “Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic; and

Section 1.04 Distribution of Shares. Each of the Sellers shall have the right, prior to the Closing Date, to distribute to all or a portion of its general or limited partners, shareholders or members, as the case may be, or its designated affiliate (each, a “Distributee”), all or any portion of the Shares held by such Seller, if (but only if) prior to such distribution each such Distributee of Shares executes and delivers an agreement, in the form attached as Exhibit C (“Distributee Agreement”), to sell such Shares to the Buyer on the Closing Date at the Purchase Price; provided that such distributions do not adversely affect the Buyer’s or the Company’s economic or legal position or risk. For the avoidance of doubt, (i) the obligations of each Distributee (if any) shall be solely as set forth in the Distributee Agreement to which it is a party, (ii) no Distributee shall as a result of receiving Shares in the distribution or entering into a Distributee Agreement assume any obligation or liability under or in respect of this Agreement, and (iii) no Seller shall as a result of distributing Shares as permitted by this Section 1.04 or causing its Distributee to enter into a Distributee Agreement be released from its obligations or liabilities under this Agreement.

Section 1.05 Compliance with Indian Law. At the Closing, the Sellers shall deliver to the Buyer (i) a copy of the opinion referred to in Section 2.06, addressed to the Buyer and dated the Closing Date (or within two business days prior thereto), or (ii) if for any reason (including but not limited to a Governmental Clarification) Nishith Desai Associates is unable or unwilling to reissue such opinion as of the Closing Date or believes that substantive changes thereto are required, a written opinion addressed to the Buyer, dated as of the Closing Date, from Nishith Desai Associates or of a leading international accounting firm (which firm is reasonably acceptable to the Buyer and the Sellers) either (x) that the Share Purchase should not give rise to any tax under the ITA, or any obligation on the part of the Buyer (or any affiliate thereof) to withhold any amount from the Purchase Price in respect of any such tax or (y) that as a result of an adverse Governmental Clarification the Share Purchase will give rise to such tax or obligation, that the methodology used by the Sellers to determine such tax or obligation complies with Indian law (which methodology shall be provided to the Buyers), and that neither the Buyer nor any of its affiliates has any other obligation to withhold in respect of the Share Purchase. For the avoidance of doubt, if the opinion referenced in sub-clause (i) or (ii)(x) above is delivered, the Buyer shall not withhold any amounts from the Purchase Price at the Closing. If the opinion referenced in sub-clause (ii)(y) above is delivered, the Buyer shall withhold at the Closing from the Purchase Price the amount determined by the Sellers to be required to be withheld using the methodology supported by such opinion. If the Sellers do not deliver any of the above-referenced opinions at the Closing, the Buyer may withhold at the Closing from the Purchase Price the amount, if any, required by the ITA to be so withheld. To the extent that amounts are withheld pursuant to this Section 1.05, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller in respect of whom the withholding is made. “Government Clarification” means the issuance of rules or written clarification or written guidance by an Indian Governmental Entity of competent jurisdiction in relation to the matters set forth in Section 2.05 (a “Governmental Clarification”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby makes the following representations and warranties to the Buyer as to itself, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date (but not the time of termination pursuant to Section 5.15 hereof):

Section 2.01 Power; Authorization; Enforceability.

(a) Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction).

(b) Each Seller has all requisite corporate (or similar) power and authority to execute and deliver this Agreement and to consummate the Share Purchase. The execution and delivery by each Seller of this Agreement and the consummation by it of the Share Purchase have been duly authorized by all necessary corporate (or similar) action on the part of such Seller. Neither the approval of this Agreement nor the consummation of the Share Purchase requires any approval of the shareholders of such Seller that has not been previously obtained. Each Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 2.02 No Conflicts; No Consents.

(a) The execution and delivery by each Seller of this Agreement does not, and the consummation of the Share Purchase and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Seller or any of its subsidiaries under, any provision of (i) the organizational documents of such Seller or any of such Seller’s subsidiaries, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which such Seller or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.02(b), any judgment, order, injunction or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to such Seller or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to such Seller or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Share Purchase, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any competition, merger control, antitrust or similar law of any foreign jurisdictions (collectively, the “Foreign Merger Control Laws”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of such reports under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)), as may be required in connection with the transactions contemplated by this Agreement and (iii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

Section 2.03 Title to Shares. Each Seller is the beneficial and the sole record owner of and has good and valid title to such Seller’s Shares, as applicable, and upon delivery to the Buyer of such Shares, against payment made pursuant to this Agreement, good and valid title to such Shares, free and clear of any Liens, will pass to the Buyer.

Section 2.04 Certain Arrangements. As of the date of this Agreement, except for (a) the Second Amended and Restated Shareholders Agreement, dated as of

June 6, 2011, (b) a letter agreement, dated as of the date hereof, between the Company and the Sellers, and (c) contracts relating to the provision of services on customary terms in the ordinary course of business of the Company and its subsidiaries, there are no contracts or commitments to enter into contracts between the Company or any of its subsidiaries, on the one hand, and such Seller or any of its affiliates, on the other hand. Since December 31, 2011, except for the Dividend, the transactions contemplated hereby, fees for service on the board of directors of the Company and reimbursement of expenses in connection therewith and transactions pursuant to the ordinary course contracts described in (c) above, neither the Company nor any of its subsidiaries has made any payments to or for the account of, or entered into any transactions with, such Seller or any of its affiliates.

Section 2.05 Tax. As of the date of this Agreement, the Sellers have delivered to the Buyer a written opinion addressed to the Sellers and the Buyer by leading Indian tax advisors that the Share Purchase will not give rise to any tax under the ITA, or any obligation on the part of the Buyer (or any affiliate thereof) to withhold any amount from the Purchase Price in respect of any such tax.

Section 2.06 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase based upon arrangements made by or on behalf of the Buyer or any of its affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date (but not the time of termination pursuant to Section 5.15 hereof):

Section 3.01 Power; Authorization; Enforceability.

(a) The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction).

(b) The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Share Purchase. The execution and delivery by the Buyer of this Agreement and the consummation by it of the Share Purchase have been duly authorized by all necessary corporate action on the part of the Buyer. Neither the approval of this Agreement nor the consummation of the Share Purchase requires any approval of the shareholders of the Buyer that has not been previously obtained. The Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 3.02 No Conflicts; No Consents.

(a) The execution and delivery by the Buyer of this Agreement does not, and the consummation of the Share Purchase and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer or any of its subsidiaries under, any provision of (i) the organizational documents of the Buyer or any of the Buyer’s subsidiaries, (ii) any Contract to which the Buyer or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.02(b), any Judgment or Law applicable to the Buyer or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Buyer or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Share Purchase, other than (i) compliance with and filings under the HSR Act and any Foreign Merger Control Law, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the transactions contemplated by this Agreement and (iii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

Section 3.03 Equity and Debt Commitments. The Buyer has delivered to the Sellers true and complete copies of an executed commitment letter (the “Equity Commitment Letter”) from Bain Capital Fund X, L.P. and Bain Capital Asia Fund II, L.P. (together, the “Bain Entities”) to make an equity investment in the Buyer, subject to the terms and conditions therein (including third party beneficiary rights for the Sellers), in cash in the aggregate amount set forth therein (the “Equity Commitment”). The Buyer has also delivered to the Sellers true and complete copies of executed commitment letters (collectively, the “Debt Commitment Letters”) from JPMorgan Chase Bank, N.A., London Branch and Morgan Stanley Bank, N.A. (in each of their capacities as agent, arranger and lender thereunder, and including their respective affiliates and permitted assigns in such capacities, the “Lenders”) to provide an aggregate of $300,000,000 in debt financing for the Share Purchase, subject to the terms and conditions therein (the “Debt Financing”). As of the date of this Agreement, neither the Equity Commitment Letter nor the Debt Commitment Letters has been amended or modified, no such amendment or modification is contemplated, and none of the obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect. The funding provided by the Equity Commitment Letter, together with the funding to be provided by the Debt Financing, will be sufficient for the Buyer to satisfy its obligations under Section 1.01 and to pay all related fees and expenses of the Buyer. The Equity Commitment Letter is (x) a legal, valid and binding obligation, (y) enforceable in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity) and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Buyer or the Bain Entities under the Equity Commitment Letter or the Debt Commitment Letters. As of the date of this Agreement, the Buyer does not have any reason to believe that it or the Bain Entities will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter or the Debt Commitment Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Equity Commitment and the Debt Financing will not be available on the Closing Date. The only conditions precedent or other contingencies related to the obligations of the Bain Entities to fund the full amount of the Equity Commitment are those expressly set forth in the Equity Commitment Letter. The only conditions precedent or other contingencies related to the obligations of the providers of the Debt Financing to fund the full amount of the Debt Financing are those set forth in the Debt Commitment Letters. As of the date of this Agreement, there are no side letters or other Contracts or arrangements to which the Buyer or any of its affiliates is a party related to the Equity Commitment or the Debt Commitment Letters other than as expressly contained or referenced in the Equity Commitment Letter or the Debt Commitment Letters and delivered to the Buyer prior to the date of this Agreement.

Section 3.04 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase based upon arrangements made by or on behalf of the Buyer or any of their affiliates.

ARTICLE IV

COVENANTS AND INDEMNITY

Section 4.01 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable the Share Purchase, including (i) the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a proceeding by any Governmental Entity with respect to this Agreement or the Share Purchase, (ii) the defending or contesting of any proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Share Purchase, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the Share Purchase and to fully carry out the purposes of this Agreement.

(b) The Buyer and the Sellers shall, in consultation and cooperation with the other and as promptly as practicable (but in no event later than fifteen business days after the date of this Agreement, subject to reasonably adequate cooperation by the Company with the Buyer and the Sellers in connection with such filings), file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the Share Purchase and (ii) all appropriate filings required under any Foreign Merger Control Law. Any such filings shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. Each of the Buyer and the Sellers shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Merger Control Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Share Purchase, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Share Purchase without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the Share Purchase, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Share Purchase and (iv) comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable. Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. The Buyer agrees not to extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Merger Control Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Share Purchase, except with the prior written consent of the Sellers, which consent may be withheld in their sole discretion. Notwithstanding anything to the contrary set forth herein, none of the parties hereto shall be required to disclose to any of the other parties any of its respective “4(c) documents,” as such term is commonly understood.

(c) If a Governmental Clarification states or implies, in the Sellers’ reasonable determination, that the Share Purchase should be structured or effected or documented in a particular manner in order more clearly to comply fully with the terms of such Governmental Clarification, at the Sellers’ request the parties will discuss in good faith any pre-Closing modifications or adjustments reasonably proposed by the Sellers in order to ensure such full compliance and following such discussions shall agree upon such pre-Closing modifications to such matters as are necessary, provided that such modifications do not adversely affect the Buyer’s or the Company’s economic or legal position or risk.

Section 4.02 Indemnification by the Sellers. The GA Sellers (jointly and severally among the GA Sellers only) and the OH Sellers (jointly and severally among the OH Sellers only) shall indemnify the Buyer, its equity holders and affiliates and their respective directors, officers, employees, equity holders, affiliates and representatives (collectively, the “Buyer Indemnified Parties”) against, and hold the Buyer and the other Buyer Indemnified Parties harmless from, (i) any and all claims by an Indian Governmental Entity that Buyer or any other Buyer Indemnified Party should have withheld any portion of the Purchase Price paid to such Sellers (or any of their assigns or Distributees), (ii) all liabilities under the ITA incurred or alleged to be incurred by Buyer or any other Buyer Indemnified Party in connection with amounts payable to such Sellers (or any of their assigns or Distributees) pursuant to the Share Purchase and (iii) all liabilities, costs, expenses (including reasonable attorneys’ fees and expenses) and damages (including interest and penalties) arising out of or relating to any such claim or liability or any suit, action or other proceeding relating thereto (an “Indian Tax Claim”). If and to the extent permitted by law, any payment under this Section 4.02 shall be treated by the parties as an adjustment to the Purchase Price for U.S. income tax purposes.

Section 4.03 Sellers’ Financing. The Buyer shall use its commercially reasonable efforts to cause the Debt Financing an aggregate amount of $300,000,000 to be available at Closing in accordance with the terms of the Debt Commitment Letters and any definitive financing documents entered into in connection therewith in accordance with such terms (it being understood that the Buyer shall not effect a Discretionary Reduction (as defined in the Debt Commitment Letters) without the prior written consent of the Sellers). For the avoidance of doubt, the foregoing shall not require the Buyer to pay any fees, provide for any credit support (including guarantees or collateral) or agree to any increase in the interest rate or other amounts payable applicable to the Debt Financing, in each case other than as required by the Debt Commitment Letters (and any fee letter referenced therein).

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01 Directors. Each GA Seller shall promptly take all appropriate action to cause each of Mark F. Dzialga and Gary Reiner (and any other director designated by any GA Seller) and each OH Seller shall take all appropriate action to cause each of Douglas M. Kaden and Denis J. Nayden (and any other director designated by any OH Seller) to resign from the board of directors of the Company conditioned upon and effective as of the Closing.

Section 5.02 Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by E-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Buyer, to:

South Asia Private Investments

6th Floor Altima Building

Ebene Cybercity

Ebene, Mauritius

Attention: Christopher Pang

Fax: (+230) 464-7373

E-mail: cpang@baincapital.com

with a copy to:

Bain Capital, LLC

John Hancock Tower

200 Clarendon Street

Boston, MA 02116

Attention: Kelly Henderson

Fax: (617) 516-2010

Email: khenderson@baincapital.com

with a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199-3600

Attention:	R. Newcomb Stillwell, Esq.
William M. Shields, Esq.

Fax: (617) 951-7050

Email:	Newcomb.Stillwell@ropesgray.com
William.Shields@ropesgray.com

(b)	if to the GA Sellers, to:

c/o General Atlantic Service Corporation

Park Avenue Plaza

55 East 52nd Street, 32nd Floor

New York, NY 10055

Attention: Christopher G. Lanning, Esq.

Fax: (212) 759-5708

Email: clanning@generalatlantic.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Alder Castle

10 Noble Street

London EC2V 7JU

United Kingdom

Attention: David K. Lakhdhir, Esq.

Fax: 44-20-7367-1650

Email: dlakhdhir@paulweiss.com

(c)	(c) if to the OH Sellers, to:

c/o Oak Hill Capital Management, Inc.

65 East 55th Street, 32nd Floor

New York, NY 10022

Attention: John R. Monsky, Esq.

Fax: (212) 527-8450

Email: jmonsky@oakhillcapital.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Alder Castle

10 Noble Street

London EC2V 7JU

United Kingdom

Attention: David K. Lakhdhir, Esq.

Fax: 44-20-7367-1650

Email: dlakhdhir@paulweiss.com

Section 5.03 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to August 1, 2012. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.04 Public Announcements; Confidentiality. Each Seller, on the one hand, and the Buyer, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements or disclosures with respect to the Share Purchase, and shall not issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Share Purchase shall be in the form heretofore agreed by the parties.

Section 5.05 Expenses. All fees and expenses incurred in connection with the Share Purchase shall be paid by the party incurring such fees or expenses, whether or not the Share Purchase is consummated. For the avoidance of doubt, any incremental expense associated with a request pursuant to the last sentence of Section 1.02 shall be for the account of the requesting party.

Section 5.06 Seller Obligations. The obligations of the GA Sellers hereunder shall be joint and several among the GA Sellers only, and the obligations of the OH Sellers hereunder shall be joint and several among the OH Sellers only. The Buyer acknowledges that each of the GA Sellers is a separate and distinct legal entity from each other GA Seller, with different ultimate investors and different corporate or other governance, and that each of the OH Sellers is a separate and distinct legal entity from each other OH Seller, with different ultimate investors and different corporate or other governance.

Section 5.07 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that (i) any of the Sellers may assign its rights (and, subject to the proviso to this sub-clause (i) and the provisos to both sub-clauses (i) and (ii) of this sentence, obligations) to any of its affiliates to whom it has also transferred all or a portion of its Shares, provided that (x) such affiliate agrees to become a Seller of such Shares hereunder and to be bound by all of the obligations of a Seller hereunder and (y) such assignment does not adversely affect the Buyer’s economic or legal position or risk and (ii) Buyer may assign its rights (and, subject to the provisos to both sub-clauses (i) and (ii) of this sentence, obligations) to any Person that is or becomes a Permitted Transferee (as defined in the New Shareholder Agreement); provided, that any such assignment of obligations shall only be permitted if the Buyer (in the case of an assignment by a Seller) or the Sellers (in the case of an assignment by the Buyer) would not be adversely affected thereby; provided, further, that none of the Sellers or the Buyer shall be released from any of its obligations as a result of any such assignment of obligations without the prior written consent of the other parties, such consent not to be unreasonably withheld. In addition, without the consent of any other party and notwithstanding anything to the contrary set forth herein, the Buyer may grant powers of attorney, only operative upon an event of default under the definitive documents in respect of the Debt Financing, to providers of debt financing under the Debt Financing to act on behalf of the Buyer. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.08 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.10 Specific Enforcement; Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement and each Seller shall be entitled to specific performance to cause the Buyer to draw down the Equity Commitments in accordance with the terms of the Equity Commitment Letter and to cause the Guarantor to fund such Equity Commitments in accordance with the terms of the Equity Commitment Letter to pay the Purchase Price and consummate the Share Purchase, in each case in any court referred to in Section 5.10(b), without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and, without such right, none of the parties would have entered into this Agreement. To the extent any party hereto brings any Action (as defined below) to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date (as defined below) shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) business days, or (ii) such other time period established by the court presiding over such Action. As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, in law or in equity.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom), for the purpose of any Action arising out of or relating to this Agreement or the actions of Sellers or the Buyer in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any Action arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Action arising out of or relating to this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 5.02 (provided that nothing in this Section 5.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Action relating to this Agreement in any court other than the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom). Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) Each of the parties hereto (i) agrees that New York State or the United States Federal courts sitting in the borough of Manhattan, New York City, shall have exclusive jurisdiction over any action brought against any Lender or any of their respective former, current or future officers, directors, managers, employees, agents and other representatives and affiliates (collectively, the “Debt Financing Parties”) under the Debt Commitment Letters in connection with the transactions contemplated by this Agreement, (ii) hereby submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, (iii) waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) agrees that it will not, and will not permit any of its affiliates to, bring or support anyone else in bringing any such action in any other court.

Section 5.11 No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns, except, in each case, that the Buyer Indemnified Parties are express third party beneficiaries of Section 4.02 and the Lenders are express third party beneficiaries of Sections 5.09, 5.10(c), 5.16 and 5.17.

Section 5.12 Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 5.13 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Share Purchase.

Section 5.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.15 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of each party;

(b) by either the Buyer or the Sellers:

(i) if the Closing Date has not occurred on or before October 15, 2012, which date shall be extended until November 26, 2012 if the condition set forth in Section 1.03(a)(iii) shall not have been satisfied by October 15, 2012 (October 15, 2012, as the same may be extended pursuant to this Section 5.15(b)(i), the “Outside Date”), unless the failure to consummate the Share Purchase is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Legal Restraint permanently preventing or prohibiting the Share Purchase shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its commercially reasonable efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered; or

(c) by the Buyer, if any Seller breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 1.03(b)(i) or (ii) and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Sellers of such breach and (y) the Outside Date (provided that the Buyer is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(d) by the Sellers, if the Buyer breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 1.03(c)(i) or (ii) and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Buyer of such breach and (y) the Outside Date (provided that none of the Sellers are then in material breach of any representation, warranty or covenant contained in this Agreement).

Section 5.16 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby (including any proceeding involving the Lenders and any other Debt Financing Party under the Debt Commitment Letters). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.16.

Section 5.17 No Recourse. Notwithstanding anything herein to the contrary, none of the Company, the Sellers, or any of their respective former, current or future officers, directors, managers, employees, agents and other representatives and affiliates shall have any rights or claims against any Lender or any other Debt Financing Party in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law or in equity, in contract, in tort or otherwise; provided that this paragraph shall not be deemed to limit (i) the rights of the Buyer, any of its direct or indirect equity holders or any of its permitted assigns arising out of or in connection with the Debt Financing or (ii) the rights of any borrower or guarantor under the definitive documents in respect of the Debt Financing or arising out of or in connection with the Debt Financing.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each Seller and the Buyer have duly executed this Agreement, all as of the date first written above.

South Asia Private Investments, as the Buyer

By:	/s/ Xie Fei Pang Wong Lin
	Name:	Xie Fei Pang Wong Lin
	Title:	Director

Signature Page to Share Purchase Agreement

GAP-W International, L.P., as a Seller,

By: General Atlantic GenPar (Bermuda), L.P., its General Partner

By: GAP (Bermuda) Limited, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President and Treasurer

General Atlantic Partners (Bermuda), L.P., as a Seller,

By: General Atlantic GenPar (Bermuda), L.P., its General Partner

By: GAP (Bermuda) Limited, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President and Treasurer

GapStar, LLC, as a Seller,

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to Share Purchase Agreement

GAP Coinvestments III, LLC, as a Seller,

By: General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAP Coinvestments IV, LLC, as a Seller,

By: General Atlantic LLC, its Managing Member

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Managing Director

GAPCO GmbH & CO. KG, as a Seller,

By: GAPCO Management GmbH, its General Partner

By:	/s/ Thomas J. Murphy
	Name:	Thomas J. Murphy
	Title:	Procuration Officer

Signature Page to Share Purchase Agreement

Oak Hill Capital Partners (Bermuda), L.P., as a Seller

By:	OHCP GenPar (Bermuda), L.P.
its general partner

	By:	OHCP MGP Partners (Bermuda), L.P.
its general partner

		By:	OHCP MGP (Bermuda), Ltd.
its general partner

			By:	/s/ Denis J. Nayden
Name: Denis J. Nayden

Oak Hill Capital Management Partners (Bermuda), L.P., as a Seller

By:	OHCP GenPar (Bermuda), L.P.
its general partner

	By:	OHCP MGP Partners (Bermuda), L.P.
its general partner

		By:	OHCP MGP (Bermuda), Ltd.
its general partner

			By:	/s/ Denis J. Nayden
Name: Denis J. Nayden

Signature Page to Share Purchase Agreement

Oak Hill Capital Partners II (Cayman), L.P., as a Seller

By:	OHCP GenPar II (Cayman), L.P.
its general partner

	By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

		By:	OHCP MGP II (Cayman), Ltd.
its general partner

			By:	/s/ Denis J. Nayden
Name: Denis J. Nayden

Oak Hill Capital Management Partners II (Cayman), L.P., as a Seller

By:	OHCP GenPar II (Cayman), L.P.
its general partner

	By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

		By:	OHCP MGP II (Cayman), Ltd.
its general partner

			By:	/s/ Denis J. Nayden
Name: Denis J. Nayden

Signature Page to Share Purchase Agreement

Oak Hill Capital Partners II (Cayman II), L.P., as a Seller

By:	OHCP GenPar II (Cayman), L.P.
its general partner

	By:	OHCP MGP Partners II (Cayman), L.P.
its general partner

		By:	OHCP MGP II (Cayman), Ltd.
its general partner

			By:	/s/ Denis J. Nayden
Name: Denis J. Nayden

Signature Page to Share Purchase Agreement

Exhibit A

to

Share Purchase Agreement

GA Sellers

GA Seller	Shares Owned	Shares to be Sold

GAP-W International, L.P.	9,533,222	7,210,704

General Atlantic Partners (Bermuda), L.P.	31,860,114	24,098,240

GapStar, LLC	559,829	423,441

GAP Coinvestments III, LLC	2,210,206	1,671,748

GAP Coinvestments IV, LLC	576,400	435,975

GAPCO GmbH & Co. KG	46,578	35,231

Exhibit B

to

Share Purchase Agreement

OH Sellers

OH Seller	Shares Owned	Shares to be Sold

Oak Hill Capital Partners (Bermuda), L.P.	10,234,381	7,741,044

Oak Hill Capital Management Partners (Bermuda), L.P.	262,420	198,488

Oak Hill Capital Partners II (Cayman), L.P.	28,293,946	21,400,874

Oak Hill Capital Management Partners II (Cayman), L.P.	1,038,082	785,181

Oak Hill Capital Partners II (Cayman II), L.P.	4,957,521	3,749,752

Exhibit C

to

Share Purchase Agreement

Form of Distributee Agreement

[—], 2012

Ladies and Gentlemen:

Reference is made to that certain Share Purchase Agreement dated as of August 1, 2012 (the “Share Purchase Agreement”), among South Asia Private Investments, a Mauritius private company limited by shares (together with its successors and permitted assigns, the “Buyer”), each of the shareholders of [G] Limited, an exempted limited company organized under the laws of Bermuda (the “Company”), listed on Exhibit A to the Share Purchase Agreement (the “GA Sellers”) and each of the shareholders of the Company listed on Exhibit B to the Share Purchase Agreement (the “OH Sellers”, and together with the GA Sellers, the “Sellers”, and each a “Seller”), pursuant to which, among other things, Buyer has agreed to purchase 67,750,678 Company Common Shares (the “Share Purchase”) from the Sellers. Capitalized terms used and not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Share Purchase Agreement.

Pursuant to Section 1.04 of the Share Purchase Agreement, each Seller has the right, prior to the Closing Date, to distribute to all or a portion of its general or limited partners, shareholders or members, as the case may be, or its designated affiliate (each, a “Distributee”), all or any portion of the Shares held by such Seller (a “Distribution”). Pursuant to such provision, [Insert Name of Distributing Seller] (the “Distributing Seller”) proposes to make a Distribution to the undersigned Distributee of [—] Shares. As a condition to such Distribution, the parties hereto hereby agree as follows:

Subject to the satisfaction or waiver of the conditions to Closing set forth in Section 1.03 of the Share Purchase Agreement, the undersigned Distributee agrees to sell [—] Shares to the Buyer on the Closing Date at the Purchase Price.

The obligations of the undersigned Distributee shall be solely those set forth in this letter agreement, the undersigned Distributee shall not as a result of receiving Shares in the distribution or entering into this letter agreement assume any obligation or liability under or in respect of the Share Purchase Agreement and the Distributing Seller shall not as a result of distributing Shares as permitted by the Share Purchase Agreement or causing the undersigned Distributee to enter into this letter agreement be released from its obligations or liabilities under the Share Purchase Agreement.

If the Share Purchase Agreement is terminated prior to the Closing, this letter agreement shall terminate without any further action of the parties hereto and shall become null and void and no party shall have any liability hereunder with respect to the provisions contained herein.

This letter agreement supersedes all prior agreements among the parties hereto with respect to its subject matter (other than the Share Purchase Agreement and any other documents referred to in this letter agreement) and constitutes (along with the Share Purchase Agreement and any other documents referred to in this letter agreement) a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter.

Other than the Buyer, which is an express third party beneficiary hereof, this letter agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any other Person.

The parties hereto hereby agree that Sections 5.03 (Interpretation), 5.08 (Counterparts), 5.09 (Governing Law), 5.10 (Specific Enforcement; Jurisdiction), 5.12 (Amendments; Waivers), 5.13 (Further Assurances), 5.14 (Severability), and 5.16 (Waiver of Jury Trial) of the Share Purchase Agreement apply to this letter agreement and such sections shall be deemed incorporated herein by reference, mutatis mutandis

[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this letter agreement, all as of the date first written above.

[—], as the Distributing Seller,

by

Name:
Title:

[—], as the Distributee

By
Name:
Title:

Exhibit D

to

Share Purchase Agreement

Company Capitalization as of June 30, 2012

Authorized shares of Company Common Stock	500,000,000

Authorized shares of preferred stock	250,000,000

Shares of Company Common Stock issued and outstanding	222,997,072

Shares of Company Common Stock subject to outstanding options	13,068,592

Shares of Company Common Stock subject to outstanding Restricted Share Units	2,075,893

Shares of Company Common Stock subject to outstanding Performance Share Units	3,586,756

Shares of Company Common Stock subject to outstanding rights under the Employee Stock Purchase Plan	4,019,835

Shares of Company Common Stock reserved for issuance under equity compensation plans and the Employee Stock Purchase Plan	15,910,826

Shares of preferred stock issued and outstanding	0

Short term borrowing	$251,000,000

Long term borrowing (before considering debt amortization expenses)	$90,000,000